Filed Pursuant to Rule 424(b)(3)
Registration No. 333-193097
Prospectus Supplement No. 10
(to Prospectus dated April 8, 2014)

1,541,470 Shares
Common Stock

This Prospectus Supplement No. 10 updates, amends and supplements the information previously included in our prospectus dated April 8, 2014, which we refer to as our prospectus, and Prospectus Supplement No. 1 dated April 30, 2014, Prospectus Supplement No. 2 dated August 8, 2014, Prospectus Supplement No. 3 dated September 9, 2014, Prospectus Supplement No. 4 dated October 22, 2014, Prospectus Supplement No. 5 dated November 3, 2014, Prospectus Supplement No. 6 dated December 3, 2014, Prospectus Supplement No. 7 dated December 11, 2014, Prospectus Supplement No. 8 dated December 15, 2014, and Prospectus Supplement No. 9 dated December 18, 2014, each relating to the offer for sale of an aggregate of 1,541,470 shares of common stock, par value $0.01 per share, of BG Staffing, Inc., which we refer to herein as our common stock, by the selling stockholders named therein.

This Prospectus Supplement No. 10 incorporates into our prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on December 19, 2014. Any exhibits contained in the Form 8-K that have been deemed furnished and not filed in accordance with SEC rules or applicable law shall not be included in this Prospectus Supplement No. 10.

This Prospectus Supplement No. 10 is not complete without, and may not be delivered or used except in connection with, our prospectus, including all amendments and supplements thereto.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements as further discussed in our prospectus. Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 5 of our prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 10 is December 19, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 18, 2014

BG STAFFING, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36704	26-0656684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5000 Legacy Drive, Suite 350
Plano, Texas 75024
(Address of principal executive offices, including zip code)

(972) 692-2400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On December 19, 2014, BG Staffing, Inc. (the "Company") issued a press release reporting that its Board of Directors approved the payment of a quarterly dividend of $0.15 per share of common stock to be paid on January 30, 2015 to all shareholders of record as of the close of business on December 31, 2014. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated December 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BG STAFFING, INC.

Date: December 19, 2014		/s/ Michael A. Rutledge
	Name: Title:	Michael A. Rutledge Chief Financial Officer and Secretary (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated December 19, 2014

NEWS

BG STAFFING INITIATES $0.15 QUARTERLY CASH DIVIDEND

PLANO, Texas – (December 19, 2014) – BG Staffing, Inc. (NYSE MKT: BGSF), a rapidly growing national provider of temporary staffing services across a diverse set of industries, today announced that the Board of Directors has declared the Company’s first quarterly cash dividend.

A $0.15 quarterly dividend per common share will be paid on January 30, 2015 to all shareholders of record as of the close of business on December 31, 2014.

L. Allen Baker, Jr., President and CEO, said that, “Our Board is fully committed to our newly initiated dividend program – and will look to increase that dividend as we continue to grow our Company and our cash flow.”

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its information technology, light industrial and multifamily divisions. BG Staffing is a temporary staffing platform that has integrated several regional and national brands and is set to achieve scalable growth. The Company’s acquisition philosophy is one that not only brings financial growth, but unique and dedicated talent within the companies. This has led to a strong management team, with tenure and a desire to offer exceptional service to candidates, customers and investors. Please visit www.bgstaffing.com for more information.

Forward-Looking Statements
The forward looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not
-Continued-

obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com